Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 16 to the Registration Statement (Form S-11 No. 333-164703) and related Prospectus of KBS Real Estate Investment Trust III, Inc. for the registration of 280,000,000 shares of its common stock and to the incorporation by reference therein of (i) our report dated March 7, 2014 with respect to the consolidated financial statements and schedule of KBS Real Estate Investment Trust III, Inc., included in its Annual Report (Form 10-K) as of and for the year ended December 31, 2013, filed with the Securities and Exchange Commission; (ii) our report dated February 6, 2014 with respect to the statement of revenues over certain operating expenses of 500 West Madison for the year ended December 31, 2012, included in its Current Report (Form 8-K/A), filed with the Securities and Exchange Commission; (iii) our report dated August 7, 2013 with respect to the statement of revenues over certain operating expenses of the National Office Portfolio for the year ended December 31, 2012, included in its Current Report (Form 8-K/A), filed with the Securities and Exchange Commission; and (iv) our report dated April 12, 2013 with respect to the statement of revenues over certain operating expenses of the RBC Plaza for the year ended December 31, 2012, included in its Current Report (Form 8-K/A), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

April 25, 2014